Exhibit 10.1

STOCK PURCHASE AGREEMENT
among
GLOBAL LOGISTICS ACQUISITION CORPORATION
(the “Purchaser”),
THE CLARK GROUP, INC.
(the “Company”)
and
JOEL R. ANDERSON,
CHARLES C. ANDERSON, JR.,
DELAWARE ESBT FOR CHARLES C. ANDERSON, JR.,
TERRY C. ANDERSON,
CLYDE B. ANDERSON,
HAROLD M. ANDERSON,
CHARLES C. ANDERSON III,
FRANK STOCKARD,
BILL LARDIE,
JAY MAIER,
DELAWARE ESBT FOR JAY MAIER
DAVID GILLIS,
JOHN BARRY
and
TIMOTHY TEAGAN,
(the “Sellers”)
Dated May 18, 2007

STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT (“Agreement”) dated May 18, 2007, among GLOBAL LOGISTICS ACQUISITION CORPORATION, a Delaware corporation (the “Purchaser”), THE CLARK GROUP, INC., a Delaware corporation (the “Company”), and JOEL R. ANDERSON, CHARLES C. ANDERSON, JR., DELAWARE ESBT FOR CHARLES C. ANDERSON, JR., TERRY C. ANDERSON, CLYDE B. ANDERSON, HAROLD M. ANDERSON, CHARLES C. ANDERSON III, FRANK STOCKARD, BILL LARDIE, JAY MAIER, DELAWARE ESBT FOR JAY MAIER, DAVID GILLIS, JOHN BARRY and TIMOTHY TEAGAN (each a “Seller” and, collectively, the “Sellers;” Messrs. Barry and Teagan each also a “Shareholder/ Seller” and, together, the “Shareholder/Sellers”).
RECITALS:
     A. The Sellers are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Company;
     B. Subject to the terms and conditions of this Agreement, the Sellers desire to sell such shares to the Purchaser, and the Purchaser desires to purchase such shares from the Sellers.
     IT IS AGREED:
ARTICLE I
PURCHASE AND SALE OF COMPANY STOCK
     1.1 Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 1.5), each of the Sellers hereby agrees to sell, and Purchaser agrees to purchase and pay for, the shares of Company Stock (as defined in Section 2.3(a)) owned by such Seller, free and clear of all Liens (as defined in Section 10.2(e)).
     1.2 Purchase Price. The aggregate purchase price (“Purchase Price”) to be paid by the Purchaser to the Sellers for their shares of Company Stock shall be Seventy Five Million Dollars ($75,000,000), of which Seventy Two Million Five Hundred Twenty-seven Thousand Four Hundred Seventy Two Dollars and Fifty-three Cents ($72,527,472.53) shall be paid in cash and Two Million Four Hundred Seventy-two Thousand Five Hundred Twenty-seven Dollars and Forty-seven Cents ($2,472,527.47) shall be paid in shares of the common stock, par value $0.0001 per share, of the Purchaser (“Purchaser Stock”), valued at $7.72 per share. Each Seller shall be entitled to receive the amount of cash and the number of shares of Purchaser Stock allocated to such Seller pursuant to Section 1.3.
     1.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Sellers as set forth in Schedule 1.3 (which allocation is based on the pro rata share of the Company Stock owned by each Seller).

     1.4 Payment of Purchase Price.
          (a) Cash Portion. The cash portion of the Purchase Price, less amounts to be placed in escrow pursuant to Section 1.11, shall be paid to each Seller at the Closing by wire transfer of immediately available funds to the accounts of the Sellers specified by them in written notice given to the Purchaser not later than two Business Days (as defined in Section 10.2(f)) prior to the Closing Date.
          (b) Purchaser Stock Portion. A certificate or certificates representing the number of shares of Purchaser Stock that each Shareholder/Seller is entitled to receive shall be issued to such Shareholder/Seller at the Closing.
     1.5 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on the fourth Business Day after the date on which the last of the conditions to Closing set forth in Article VI is fulfilled, at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174-1901, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing takes place is referred to herein as the “Closing Date.”
     1.6 Sellers’ and Company Deliveries. At the Closing, each of the Sellers and the Company shall deliver to the Purchaser (a) the certificates for the issued and outstanding shares of Company Stock owned by each Seller, duly endorsed for transfer or with stock powers executed in blank and (b) the certificates, opinions and other agreements and instruments contemplated by Article VI hereof and the other provisions of this Agreement.
     1.7 Purchaser’s Deliveries. At the Closing, the Purchaser shall deliver to each of the Sellers (a) the cash that is to be paid to such Seller, (b) a certificate representing the number of shares of the Purchaser Stock to be issued to each Shareholder/Seller and (c) the certificates, opinions and other agreements and instruments contemplated by Article VI hereof and the other provisions of this Agreement. At the Closing, the Purchaser shall also deliver the Working Capital Escrow Funds (as defined in Section 1.9(a)), the Indemnity Escrow Funds (as defined in Section 1.11) and the Discontinued Operations Escrow Funds (as defined in Section 5.25) to Continental Stock Transfer & Trust Company (“Continental”), which payment shall be deemed payment of the portion of the Purchase Price represented thereby.
     1.8 Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows:
          (a) At the Closing, the Representative shall deliver to Purchaser an estimate of the Company’s Working Capital (as hereinafter defined) at the close of business on the day immediately preceding the Closing Date (the “Calculation Date Working Capital”), together with a schedule setting forth his calculation thereof. If the Calculation Date Working Capital is greater than (i.e. less negative than) a working capital deficit of (-$1,588,462) (the “Target Working Capital”), the Purchase Price shall be increased on a dollar for dollar basis by the amount of the difference between the Calculation Date Working Capital and the Target Working Capital. If the

Calculation Date Working Capital is less than (i.e. more negative than) the Target Working Capital, the Purchase Price shall be decreased on a dollar for dollar basis by the amount of the difference between the Target Working Capital and the Calculation Date Working Capital. As used in this Section 1.8, (i) “Working Capital” means, as of the date at which the calculation is made, the sum of (A) current assets excluding cash plus (B) $616,438 representing 3-Day check float minus (C) current liabilities minus (D) the aggregate amount of checks outstanding at such date that were issued in payment of accounts payable, determined in a manner consistent with the methodology used in Exhibit A. During the period prior to the Closing Date, the Company will continue to use practices consistent with those used by the Company prior to the date of this Agreement with respect to working capital, including collections and disbursements practices and procedures.
          (b) As promptly as practicable following the Closing Date, but in no event later than thirty (30) days thereafter (the “30-Day Period”), the Purchaser shall cause to be prepared and delivered to the Representative an unaudited balance sheet of the Company at the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet”) together with a schedule setting forth the actual Working Capital as of the Closing Date (the “Closing Working Capital”) calculated in a manner consistent with the calculation of the Calculation Date Working Capital. The Closing Balance Sheet shall be prepared in accordance with U.S. GAAP and in a manner consistent with the past practices of the Seller and the Unaudited Financial Statements (as defined in Section 2.7(b)).
          (c) On the fifteenth (15th) day after the date on which the Closing Balance Sheet and the Closing Working Capital schedule have been delivered to the Representative (or such earlier date as the Representative notifies the Purchaser in writing), if the Closing Working Capital is not disputed by the Representative pursuant to Section 1.8(e) hereof, (i) if the Closing Working Capital exceeds the Calculation Date Working Capital, then the Purchaser shall immediately pay to each Seller his portion, based on the relative ownership of the outstanding shares of Company Stock, of the amount by which the Closing Working Capital exceeds the Calculation Date Working Capital (the “Working Capital Surplus”), and (ii) if the Calculation Date Working Capital exceeds the Closing Working Capital (such excess amount being the “Working Capital Deficit”), then each Seller shall immediately pay to the Purchaser his pro rata portion, based on the relative ownership of the outstanding shares of Company Stock, of the Working Capital Deficit. If the Representative does not deliver a Dispute Notice (as defined in Section 1.8(e)) to the Purchaser within fifteen (15) days after the delivery of the Closing Balance Sheet and the Closing Working Capital schedule to the Representative (the “15-Day Period”), the Closing Balance Sheet and the amount of Closing Working Capital derived therefrom shall be deemed accepted in all respects by the Representative and shall be final and binding upon the parties hereto with the effects set forth in clauses (i) and (ii) of this subsection (c).
          (d) During the 15-Day Period, the Purchaser agrees to furnish to the Representative and its accountants and agents full access to all working papers, books, records, financial data, calculations and other documentation used in the preparation of the proposed Closing Balance Sheet and the calculation of the Closing Working Capital.

          (e) If the Representative disputes the Closing Balance Sheet (or any component thereof) or the calculation of the Closing Working Capital shown on the Closing Balance Sheet (or any component thereof), the Representative shall give written notice (the “Dispute Notice”) to the Purchaser within the 15-Day Period, which Dispute Notice shall specify in reasonable detail the matters and the reasons for such dispute and the amount(s) in dispute. If the Representative and the Purchaser are unable to resolve the disputed matters within thirty (30) days after receipt by the Purchaser of the Dispute Notice, all disputed matters raised in the Dispute Notice and not so resolved (the “Disputed Matters”) shall be submitted to a recognized independent accounting firm with offices located within 100 miles of Wilmington, Delaware, as is chosen by mutual agreement of the Representative and the Purchaser acting in good faith (such firm which accepts the engagement, the “Independent Auditor”), for final resolution in accordance with the terms and provisions of this Agreement. The Purchaser and the Representative shall use their respective best efforts to cause the Independent Auditor to make its determination as to the resolution of the Disputed Matters (the “Auditor Determination”) as soon as possible, but in no event later than thirty (30) days after receipt of the Disputed Matters. The Independent Auditor shall be obligated to follow the Purchase Price adjustment terms and conditions set forth in this Agreement and shall not be entitled to award an amount greater than the greatest value claimed by either party or less than the least amount claimed by either party. The Auditor Determination shall be final and binding upon the parties hereto and shall be limited to Disputed Matters. The Auditor Determination shall be reflected in a written report which shall be delivered promptly by the Independent Auditor to the Representative and the Purchaser. One-half of all fees and disbursements of the Independent Auditor shall be paid by the Purchaser and one-half of such fees and disbursements shall be paid by the Sellers. Any payment to be made as a consequence of the Auditor Determination by the Independent Auditor shall be made, in accordance with the provisions of clauses (i) and (ii) of Section 1.8(c), free and clear of any deductions or set-off, not later than three business days after the receipt of the Auditor Determination by the Representative on behalf of Sellers and the Purchaser.
          (f) All amounts paid pursuant to this Section 1.8 shall be paid by bank wire transfer of immediately available funds.
     1.9 Twelve-Month Working Capital Adjustment.
          (a) If the average of the amounts of Working Capital (the “Average Working Capital”) of the Company calculated on the last day of each month for the twelve-month period ending March 31, 2008 (the “Measurement Period”) in a manner consistent with the methodology in Exhibit B is greater than (i.e., less negative than) a working capital deficit of $1,588,462 (-1,588,462), the Sellers shall pay to the Company an amount equal to such difference but not in excess of $500,000. To provide a fund for the payment amounts due to the Purchaser pursuant to this Section 1.9, at the Closing, the Sellers shall deposit in escrow the aggregate amount of $500,000 (the “Working Capital Escrow Funds”), allocated among the Sellers as set forth in Schedule 1.9 , to be held until the amount of the Average Working Capital is finally determined pursuant to this Section 1.9, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between the Purchaser, the Sellers and Continental, as Escrow Agent, in the form annexed hereto as Exhibit C (the “Escrow Agreement”). During the period between the Closing Date and the end of the Measurement

Period, the Purchaser will cause the Company to use practices consistent with those used by the Company prior to the Closing Date with respect to working capital, including collections and disbursements practices and procedures.
          (b) As promptly as practicable following the end of the Measurement Period, but in no event later than twenty (20) days thereafter (the “20-Day Period”), the Purchaser shall cause to be prepared and delivered to the Representative its calculation of the Average Working Capital, calculated in a manner consistent with the past practices of the Seller.
          (c) On the fifteenth (15th) day after the date on which the Purchaser’s calculation of the Average Working Capital shall have been delivered to the Representative (or such earlier date as the Representative notifies the Purchaser in writing), (i) if the Average Working Capital as so calculated by the Purchaser is less than (i.e., more negative than) a working capital deficit of $1,588,462 (-$1,588,462), the Purchaser shall authorize the Escrow Agent to pay to the Representative the full amount of the Working Capital Escrow Fund or (ii) if the Average Working Capital as so calculated by the Purchaser is greater than a working capital deficit of $1,588,462 (-$1,588,462), and is not disputed by the Representative, then the Purchaser shall authorize the Escrow Agent to pay to the Purchaser the amount of such difference from the Working Capital Escrow Fund and to deliver the balance of the Working Capital Escrow Fund, if any, to the Representative. If the Representative does not deliver a Working Capital Dispute Notice (as defined in Section 1.9(d)) to the Purchaser within ten (10) days after the delivery of the Purchaser’s calculation of the Average Working Capital to the Representative (the “10-Day Period”), the Average Working Capital as calculated by the Purchaser shall be deemed accepted in all respects by the Representative and shall be final and binding upon the parties hereto with the effects set forth in clauses (i) and (ii) of this subsection (c).
If the Representative disputes the calculation of the Average Working Capital as calculated by the Purchaser, the Representative shall give written notice (the “Working Capital Dispute Notice”) to the Purchaser within the 10-Day Period, which Working Capital Dispute Notice shall specify in reasonable detail the matters and the reasons for such dispute and the amount(s) in dispute. If the Representative and the Purchaser are unable to resolve the disputed matters within thirty (30) days after receipt by the Purchaser of the Working Capital Dispute Notice, all disputed matters raised in the Working Capital Dispute Notice and not so resolved (the “Working Capital Disputed Matters”) shall be submitted to the Independent Auditor determined in the manner set forth in Section 1.8(e) for final resolution in accordance with the terms and provisions of this Agreement. The Purchaser and the Representative shall use their respective best efforts to cause the Independent Auditor to make its determination as to the resolution of the Working Capital Disputed Matters (the “Auditor Working Capital Determination”) as soon as possible, but in no event later than thirty (30) days after receipt of the Working Capital Disputed Matters. The Independent Auditor shall be obligated to follow the terms and conditions set forth in this Agreement regarding the determination of Average Working Capital and shall not be entitled to award an amount greater than the greatest value claimed by either party or less than the least amount claimed by either party. The Auditor Working Capital Determination shall be final and binding upon the parties hereto and shall be limited to Working Capital Disputed Matters. The Auditor Working Capital Determination shall be reflected in a written report which shall be delivered promptly by the Independent Auditor to the Representative and the Purchaser.

One-half of all fees and disbursements of the Independent Auditor shall be paid by the Purchaser and one-half of such fees and disbursements shall be paid by the Sellers. Any payment to be made as a consequence of the Auditor Working Capital Determination by the Independent Auditor shall be made, in accordance with the provisions of clauses (i) and (ii) of Section 1.9(c), free and clear of any deductions or set-off, not later than three business days after the receipt of the Auditor Working Capital Determination by the Representative on behalf of Sellers and the Purchaser.
     1.10 Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other documents relating to the transactions contemplated by this Agreement to which it is a party.
     1.11 Indemnity Escrow. To provide a fund for the payment amounts due to the Purchaser pursuant to the indemnity obligations of the Sellers set forth in Article VII, at the Closing, the Sellers shall deposit in escrow the aggregate amount of $7,500,000 (the “Indemnity Escrow Funds”), allocated among the Sellers as set forth in Schedule 1.11 ,to be held for the period ending eighteen months after the Closing Date (the “Indemnity Escrow Period”) and for such further period as may be required pursuant to the Escrow Agreement, subject to earlier release as provided for in the Escrow Agreement, all in accordance with the terms and conditions of the Escrow Agreement.
     1.12 Certain Seller Matters.
          (a) Each Shareholder/Seller, for himself only, represents and warrants as follows: (i) all Purchaser Stock to be acquired by such Seller pursuant to this Agreement will be acquired for his account and not with a view towards distribution thereof; (ii) he understands that he must bear the economic risk of the investment in the Purchaser Stock, which cannot be sold by him unless it is registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom is available thereunder; (iii) he has had both the opportunity to ask questions and receive answers from the officers and directors of the Purchaser and all persons acting on the Purchaser’s behalf concerning the business and operations of the Purchaser and to obtain any additional information to the extent the Purchaser possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he has had access to the Purchaser SEC Reports (as defined in Section 3.7(a)) filed prior to the date of this Agreement. Each Shareholder/Seller acknowledges, as to himself only, that (v) he is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of an investment in the Purchaser; and (vi) he understands that the certificates representing the Purchaser Stock to be received by him may bear legends to the effect that the Purchaser Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of this Agreement.

          (b) Each Seller, for himself or itself, represents and warrants that the execution and delivery of this Agreement by such Seller does not, and the performance of his or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Seller or the Company or, after the Closing, the Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.
          (c) Each Seller, for himself, represents and warrants that he owns his shares of Company Stock free and clear of all Liens.
     1.13 Sale Restriction. Without the prior written consent of the Purchaser, which may be given or withheld in its sole discretion, no public market sales of shares of Purchaser Stock issued pursuant to this Agreement shall be made for a period of one year following the Closing Date. No private sales of shares of Purchaser Stock issued pursuant to this Agreement shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to the Purchaser of a written document to such effect. Certificates representing shares of Purchaser Stock issued pursuant to this Agreement shall bear a prominent legend to such effect.
     1.14 Registration of Purchaser Stock. As soon as practicable after the Closing and the receipt by the Purchaser of financial statements and other information regarding the Company required therefor, the Purchaser shall cause to be prepared and shall use commercially reasonable efforts to file and cause to be declared effective a registration statement on Form S-3 under the Securities Act for the registration under the Securities Act of the shares of Purchaser Stock issued to the Shareholder/Sellers in accordance herewith. Notwithstanding such registration, the sale restriction imposed pursuant to Section 1.13 shall remain in effect for the period of time set forth therein. Unless and until the Shareholder/Sellers are eligible to make sales of Purchaser Stock pursuant to Rule 144(k) under the Securities Act, the Purchaser shall use commercially reasonable efforts to keep such registration statement effective.
     1.15 Seller Representative. The Sellers hereby designate Charles C. Anderson, Jr. and, in his absence, Jay Maier (the “Representative”) to represent the interests of the Sellers for the purposes of the Escrow Agreement, giving consents and approvals hereunder and making those determinations hereunder that are specifically reserved to the Representative by the terms hereof. If either Mr. Anderson or Mr. Maier ceases to serve in such capacity, for any reason, the Sellers shall appoint a successor. Each Seller hereby appoints Charles C. Anderson, Jr. and Jay Maier, and each of them acting without the other, as his or its (a) true and lawful attorney-in-fact to execute and deliver, in his, her or its name, place and stead, in any and all capacities, any and all amendments to this Agreement and any and all other agreements, instruments and other documents deemed necessary or desirable by such attorney-in-fact to effectuate the transactions contemplated by this Agreement, including the agreements in the forms of the exhibits hereto, and (b) proxy and hereby authorizes either of them to represent and to vote all shares of Company Stock owned by such Seller in the manner such proxy deems desirable in his sole judgment on all matters pertaining to the transactions contemplated by this Agreement that may be presented to the holders of Company Stock for their vote or consent. The power-of-attorney granted herein is coupled with an interest and it and the proxy granted herein shall be irrevocable to the full extent allowed by applicable law.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY
     Subject to the exceptions set forth in Schedule 2 (the “Company Schedule”), the Sellers and the Company, jointly and severally, hereby represent and warrant to, and covenant with, the Purchaser as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Subsidiaries (as hereinafter defined) unless the context clearly otherwise indicates):
     2.1 Organization and Qualification.
          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to the Purchaser or the Purchaser’s counsel. The Company is not in violation of any of the provisions of its Charter Documents.
          (b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.
          (c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since January 1, 1997. Copies of such Corporate Records of the Company have been heretofore delivered to the Purchaser or the Purchaser’s counsel.
          (d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered to the Purchaser or the Purchaser’s counsel.
     2.2 Subsidiaries.
          (a) The Company has no direct or indirect subsidiaries or participations in joint ventures other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.
          (b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to the Purchaser or the Purchaser’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.
          (c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.
          (d) The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders since January 1, 2000. Copies of the Corporate Records of each Subsidiary have been heretofore delivered to the Purchaser or the Purchaser’s counsel.
          (e) The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.2. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.
     2.3 Capitalization.
          (a) The authorized capital stock of the Company consists of 2,500 shares of voting common stock, par value $1.00 per share, and 22,500 shares of non-voting common stock, par value $1.00 per share (collectively, the “Company Stock”), of which 910 shares of voting common stock and 8,190 shares of non-voting common stock are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable.
          (b) No shares of Company Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Stock granted to employees of the Company or other parties, and no shares of Company Stock are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Stock. All outstanding shares of Company Stock have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.
          (c) Except as set forth in Schedule 2.3(c) or as set forth elsewhere in this Section 2.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights except such preemptive rights as may be set forth in applicable Charter Documents or relevant state law), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.
          (d) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(d), there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

          (e) Except as set forth in Schedule 2.3(e), no outstanding shares of Company Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.
     2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Delaware General Corporation Law (“DGCL”) and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     2.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Company and the Sellers do not, and the performance of this Agreement by the Company and the Sellers shall not (i) conflict with or violate any Legal Requirements (as defined in Section 10.2(c)), (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts (as defined in Section 2.19(a)), (iii) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company, or (iv) the provisions of the Shareholders’ Agreement dated January 1, 2005 among certain of the Sellers and the Company.
          (b) The execution and delivery of this Agreement by the Company and the Sellers does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5(b), and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.
     2.6 Compliance. The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract (as defined in Section 2.19(a)(i)), except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.
     2.7 Financial Statements.
          (a) The Company has provided to the Purchaser a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.
          (b) The Company has provided to the Purchaser a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for the three month period ended March 31, 2007 (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the Audited Financial Statements and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain all notes and disclosures required by U.S. GAAP and are subject to normal year-end and audit adjustments.
          (c) The books of account, and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein which have not been so set forth.

          (d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not to the Company’s knowledge subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.
     2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since December 31, 2006, none of which would reasonably be expected to have a Material Adverse Effect on the Company.
     2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 or in the Unaudited Financial Statements, since December 31, 2006, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.
     2.10 Litigation.
          (a) Schedule 2.10(a) sets forth all claims, suits, actions or proceedings pending, or to the knowledge of the Company, threatened against the Company before any court, government department, commission, agency, instrumentality or authority, or any arbitrator.
          (b) Except as disclosed in Schedule 2.10(b), there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.
     2.11 Employee Benefit Plans.
          (a) Schedule 2.11(a) lists all material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to the Purchaser in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser or the Company (other than ordinary administration expenses and expense for benefits accrued but not yet paid).
          (b) Except as disclosed in Schedule 2.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
     2.12 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees.
     2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13, to the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     2.14 Title to Property.
          (a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements. The Company has good, valid and marketable fee simple title to the real property owned by it, and except as set forth in the Unaudited Financial Statements or on Schedule 2.14(a), all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) also contains a list of all options or other contracts under which the Company has a right to acquire any interest in real property.
          (b) All leases of real property held by the Company (which are listed on Schedule 2.14(b)), and all material personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, other than those entered into or acquired on or after December 31, 2006 in the ordinary course of business. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b), none of which has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

          (c) All leases pursuant to which the Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.
          (d) The Company is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required for the conduct of its business in the ordinary course.
     2.15 Taxes.
          (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.
          (b) S Corporation Status. The Clark Group, Inc. has made valid elections to be treated as an “S corporation” in accordance with Sections 1361 et seq. of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, the “Code”) and similar provisions of state taxation statutes under which such status has been claimed, and, except as set forth on Schedule 2.15(b), (i) such elections have been in effect for all tax years in which such status has been claimed in any Return (as defined in Section 2.15(c)), (ii) each Subsidiary is a “qualified subchapter S subsidiary” in accordance with Sections 1361 et seq. of the Code and similar provisions of state taxation statutes and (iii) neither The Clark Group, Inc. nor any Subsidiary has any liability for federal Taxes based upon income or for state Taxes based upon income to states whose taxation statutes allow for such election.
          (c) Tax Returns and Audits. Except as set forth in Schedule 2.15:
          (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

          (ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.
          (iii) The Company is not delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is presently in effect.
          (iv) To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress nor has the Company been notified of any request for such an audit or other examination.
          (v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.
          (vi) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.
     2.16 Environmental Matters.
          (a) Except as disclosed in Schedule 2.16 and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) there is no Hazardous Substance (as defined below) present on any of the properties currently owned or operated by the Company; (iii) there has been no release, discharge or disposal of Hazardous Substance by the Company on or from any of the properties currently owned or operated by the Company (including soils, groundwater, surface water, air, buildings or other structures); (iv) during the periods that they were owned or operated by the Company , there was no Hazardous Substance present on any of the properties formerly owned or operated by the Company; (v) during the periods that they were owned or operated by the Company, there was no release, discharge or disposal of Hazardous Substance by the Company or, to the Company’s knowledge, by any other Person on any of the properties formerly owned or operated by the Company; (vi) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vii) the Company has not been associated with any release or threat of release of any Hazardous Substance; (viii) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any

Environmental Law; and (ix) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.
          (b) As used in this Agreement, the term “Environmental Law” means any presently enacted federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.
          (c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) presently listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
          (d) Schedule 2.16(d) sets forth all environmental studies and investigations completed or in process with respect to the Company and/or its subsidiaries or their respective properties or assets, including all phase reports, that are known to the Company. All such written reports and material documentation relating to any such study or investigation has been provided by the Company to the Purchaser.
          (e) Properties owned or leased by the Company that are located in the State of New Jersey are properly classified under the North American Industry Classification System and, by virtue of such classification, are not subject to the provisions of the New Jersey Environmental Cleanup and Responsibility Act.
     2.17 Brokers; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby which will become the liability of the Purchaser or will be a liability of the Company to be paid after Closing. No shares of capital stock, options, warrants or other securities of either the Company or the Purchaser are payable to any third party by the Company as a result of the transactions contemplated by this Agreement and the actions of the Company or any of the Sellers.
     2.18 Intellectual Property. Schedule 2.18 contains a description of all material Intellectual Property of the Company. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).
“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).
“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.
“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.
“Company Products” means all current versions of products or service offerings of the Company.
          (a) Except as disclosed in Schedule 2.18, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.
          (b) The Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Schedule 2.18, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.
          (c) To the knowledge of the Company, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices that are not resolved.
     2.19 Agreements, Contracts and Commitments.
          (a) Schedule 2.19(a) sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts:
          (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer, director, stockholder or holder of derivative securities of the Company (each such person, an “Insider”);
          (ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;
          (iii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;
          (iv) any Company Contract of employment or management or for consulting services;

          (v) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;
          (vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;
          (vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;
          (viii) any collective bargaining agreement with any labor union;
          (ix) any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than $12,000);
          (x) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;
          (xi) any Company Contract to which any Insider of the Company is a party; and
          (xii) any offer or proposal which, if accepted, would constitute any of the foregoing.
          (b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). To the knowledge of the Company, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and offers and proposals, which, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or oral offers and proposals, which if accepted, would constitute Material Company Contracts), and of all outstanding offers and proposals of the Company have been heretofore delivered to the Purchaser or the Purchaser’s counsel.
          (c) Except as set forth in Schedule 2.19(c), neither the Company nor, to the best of the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.
     2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds currently in force and covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are believed by the Company’s management to be adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.
     2.21 Governmental Actions/Filings.
          (a) Except as set forth in Schedule 2.21(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to the Purchaser. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21(a), will not expire prior to December 31, 2008, and the Company is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and, except as may result from the status of the Purchaser as a holder of the Company Stock, consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.
          (b) Except as set forth in Schedule 2.21(b), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.
          (c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.
     2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22, no Seller or any employee, officer or director of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director or Seller or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).
     2.23 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.
     2.24 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing until the end of the Indemnity Escrow Period or as otherwise set forth in Section 7.4(a).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     Subject to the exceptions set forth in Schedule 3 (the “Purchaser Schedule”), the Purchaser represents and warrants to, and covenants with, the Sellers and the Company, as follows:
     3.1 Organization and Qualification.
          (a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Purchaser to be conducted. The Purchaser is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Purchaser to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. Complete and correct copies of the Charter Documents of the Purchaser, as amended and currently in effect, have been heretofore delivered to the Company. The Purchaser is not in violation of any of the provisions of the Purchaser’s Charter Documents.

          (b) The Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. At or prior to the Closing, the Purchaser will be duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where the character of the properties acquired by it pursuant to this Agreement makes such qualification or licensing necessary.
     3.2 Subsidiaries. The Purchaser has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and the Purchaser has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.
     3.3 Capitalization.
          (a) As of the date of this Agreement, the authorized capital stock of the Purchaser consists of 400,000,000 shares of Purchaser Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Purchaser Preferred Stock”), of which 13,500,000 shares of Purchaser Stock and no shares of the Purchaser Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.
          (b) Except as set forth in Schedule 3.3(b), (i) no shares of Purchaser Stock or the Purchaser Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Purchaser Stock or the Purchaser Preferred Stock granted to employees of the Purchaser or other parties (the “Purchaser Stock Options”) and there are no outstanding the Purchaser Stock Options; (ii) no shares of Purchaser Stock or the Purchaser Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Purchaser Stock or the Purchaser Preferred Stock (the “Purchaser Warrants”) and there are no outstanding the Purchaser Warrants; and (iii) no shares of Purchaser Stock or the Purchaser Preferred Stock are reserved for issuance upon the conversion of the Purchaser Preferred Stock or any outstanding convertible notes, debentures or securities (“the “Purchaser Convertible Securities”). All shares of Purchaser Stock and the Purchaser Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Purchaser Stock and all outstanding the Purchaser Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable the Purchaser Contracts (as defined in Section 3.19). The Purchaser has heretofore delivered to the Company true, complete and accurate copies of the Purchaser Warrants, including any and all documents and agreements relating thereto.

          (c) The shares of Purchaser Stock to be issued by the Purchaser pursuant to this Agreement have been duly reserved for issuance by the Purchaser from Purchaser’s authorized but unissued shares of Purchaser Stock or treasury shares and, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Purchaser Stock will be fully paid and nonassessable.
          (d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Purchaser SEC Reports, there are no registrations rights, and there is no voting trust, proxy, rights plan, agreement to repurchase or redeem, anti-takeover plan or other agreements or understandings to which the Purchaser is a party or by which the Purchaser is bound with respect to any equity security of any class of the Purchaser.
          (e) Except as provided for in this Agreement or as set forth in Section 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Purchaser are issuable and no rights in connection with any shares, warrants, options or other securities of the Purchaser accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
     3.4 Authority Relative to this Agreement. The Purchaser has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that the Purchaser has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Purchaser’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser (including the approval by its Board of Directors), and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Purchaser Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     3.5 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser shall not: (i) conflict with or violate the Purchaser’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Purchaser pursuant to, any the Purchaser Contracts, except, with respect to clauses

(ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Purchaser.
          (b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Purchaser is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.
     3.6 Compliance. The Purchaser has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Purchaser. The business and activities of the Purchaser have not been and are not being conducted in violation of any Legal Requirements. The Purchaser is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by the Purchaser.
     3.7 SEC Filings; Financial Statements.
          (a) The Purchaser has made available to the Company and the Sellers a correct and complete copy of each report and registration statement filed by the Purchaser (the “Purchaser SEC Reports”) with the Securities and Exchange Commission (“Commission”), which are all the forms, reports and documents required to be filed by the Purchaser with the Commission prior to the date of this Agreement. All the Purchaser SEC Reports required to be filed by the Purchaser in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Purchaser SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such the Purchaser SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, the Purchaser makes no representation or warranty whatsoever concerning any the Purchaser SEC Report as of any time other than the date or period with respect to which it was filed.
          (b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports,

including each the Purchaser SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the Commission with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of the Purchaser at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on the Purchaser taken as a whole.
     3.8 No Undisclosed Liabilities. The Purchaser has no liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Purchaser, except (i) liabilities provided for in or otherwise disclosed in the Purchaser SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since December 31, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on the Purchaser.
     3.9 Absence of Certain Changes or Events. Except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2006, there has not been: (i) any Material Adverse Effect on the Purchaser, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Purchaser’s capital stock, or any purchase, redemption or other acquisition by the Purchaser of any of the Purchaser’s capital stock or any other securities of the Purchaser or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Purchaser’s capital stock, (iv) any granting by the Purchaser of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Purchaser of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Purchaser of any increase in severance or termination pay or any entry by the Purchaser into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Purchaser of the nature contemplated hereby, (v) entry by the Purchaser into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Purchaser with respect to any Governmental Entity, (vi) any material change by the Purchaser in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Purchaser, (vii) any issuance of capital stock of the Purchaser, or (viii) any revaluation by the Purchaser of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Purchaser other than in the ordinary course of business.

     3.10 Litigation. There are no claims, suits, actions or proceedings pending or to the Purchaser’s knowledge, threatened against the Purchaser, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Purchaser or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.
     3.11 Employee Benefit Plans. Except as may be contemplated by the Purchaser Plan (as defined in Section 5.1(a)), the Purchaser does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.
     3.12 Labor Matters. The Purchaser is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Purchaser and the Purchaser does not know of any activities or proceedings of any labor union to organize any such employees.
     3.13 Restrictions on Business Activities. Since its organization, the Purchaser has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in Purchaser’s Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Purchaser or to which the Purchaser is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Purchaser, any acquisition of property by the Purchaser or the conduct of business by the Purchaser as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on the Purchaser.
     3.14 Title to Property. The Purchaser does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which the Purchaser has a right or obligation to acquire or lease any interest in real property or personal property.
     3.15 Taxes. Except as set forth in Schedule 3.15:
          (a) The Purchaser has timely filed all Returns required to be filed by the Purchaser with any Tax authority prior to the date hereof, except such Returns which are not material to the Purchaser. All such Returns are true, correct and complete in all material respects. The Purchaser has paid all Taxes shown to be due on such Returns.

          (b) All Taxes that the Purchaser is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.
          (c) The Purchaser has not been delinquent in the payment of any material Tax that has not been accrued for in the Purchaser’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against the Purchaser, nor has the Purchaser executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
          (d) No audit or other examination of any Return of the Purchaser by any Tax authority is presently in progress, nor has the Purchaser been notified of any request for such an audit or other examination.
          (e) No adjustment relating to any Returns filed by the Purchaser has been proposed in writing, formally or informally, by any Tax authority to the Purchaser or any representative thereof.
          (f) The Purchaser has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Purchaser’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to the Purchaser, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Purchaser in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Purchaser.
     3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Purchaser has complied with all applicable Environmental Laws; (ii) the Purchaser is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) the Purchaser has not been associated with any release or threat of release of any Hazardous Substance; (iv) the Purchaser has not received any notice, demand, letter, claim or request for information alleging that the Purchaser may be in violation of or liable under any Environmental Law; and (v) the Purchaser is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.
     3.17 Brokers. Except as set forth in Schedule 3.17, the Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.18 Intellectual Property. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property, except non-exclusive rights to the name “Global Logistics”.
     3.19 Agreements, Contracts and Commitments.
          (a) Except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality and nondisclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which the Purchaser is a party or by or to which any of the properties or assets of the Purchaser may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by the Purchaser on 30 days’ or less prior notice (“Purchaser Contracts”). All the Purchaser Contracts are listed in Schedule 3.19 other than those that are exhibits to the Purchaser SEC Reports.
          (b) Except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement, each Purchaser Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all the Purchaser Contracts (or written summaries in the case of oral Purchaser Contracts) and of all outstanding offers or proposals of the Purchaser have been heretofore delivered to the Company.
          (c) Neither the Purchaser nor, to the knowledge of the Purchaser, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Purchaser Contract, and no party to any Purchaser Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Purchaser. Each agreement, contract or commitment to which the Purchaser is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on the Purchaser.
     3.20 Insurance. Except for directors’ and officers’ liability insurance, the Purchaser does not maintain any Insurance Policies.
     3.21 Interested Party Transactions. Except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of the Purchaser or a member of his or her immediate family is indebted to the Purchaser nor is the Purchaser indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of the Purchaser; (b) to the Purchaser’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Purchaser is affiliated or with whom the Purchaser has a material contractual relationship, or any Person that competes with the Purchaser, except that each employee, stockholder, officer or director of the Purchaser and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Purchaser; and (c) to the Purchaser’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Purchaser (other than such contracts as relate to any such individual ownership of capital stock or other securities of the Purchaser).
     3.22 Indebtedness. The Purchaser has no indebtedness for borrowed money.
     3.23 Purchaser Stock Listing. Purchaser Stock is listed on the American Stock Exchange. There is no action or proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser by the American Stock Exchange, Nasdaq or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate such listing.
     3.24 Board Approval. The Board of Directors of the Purchaser (including any required committee or subgroup of the Board of Directors of the Purchaser) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of the Purchaser, and (iii) determined that the fair market value of the Company is equal to at least 80% of the Purchaser’s net assets. The Board of Directors of the Purchaser, by resolution duly adopted unanimously at a meeting duly called and held, has duly (i) determined that this Agreement and the respective transactions contemplated by this Agreement are fair to and in the best interests of Purchaser and its stockholders, (ii) approved this Agreement and the respective transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the Purchaser’s stockholders adopt this Agreement and directed that this Agreement be submitted for consideration by the Purchaser’s stockholders at the Special Meeting (as defined in Section 5.1). The affirmative vote of the holders of a majority of the shares of Purchaser Stock issued in the Purchaser’s initial public offering of securities that are voted at the Special Meeting is the only vote of the holders of any class or series of capital stock of Purchaser necessary to adopt or approve this Agreement and the respective transactions contemplated by this Agreement, provided that, in addition to such affirmative vote, holders of twenty percent (20%) or more of the shares of Purchaser Stock issued in Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with the Purchaser’s Charter Documents for the transactions contemplated hereby to proceed.
     3.25 Trust Fund.
          (a) As of the date hereof and at the Closing Date, the Purchaser has and will have no less than $87,000,000 invested in a trust account administered by The Bank of New York (the “Trust Fund”), less such amounts, if any, as the Purchaser is required to pay to (i) stockholders who elect to have their shares converted to cash in accordance with the provisions of the Purchaser’s Charter Documents and (ii) third parties (e.g., professionals, printers, etc.) who have rendered services to the Purchaser in connection with the transactions contemplated by this Agreement.

          (b) Upon consummation of the transactions contemplated by this Agreement and notice thereof to the Trustee, the Trust Fund will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to the Purchaser the funds and government securities held in the Trust Fund, which funds and government securities will be free of any Encumbrances whatsoever and, after taking into account any funds paid to holders of Purchaser Stock who elect to have their shares converted into cash in accordance with the provisions of the Purchaser’s Charter Documents, will be available for use in the business of the Purchaser, including for payment of the Purchase Price.
          (c) Effective as of the Closing, the obligations of the Purchaser to dissolve or liquidate within a specified time period contained in the Purchaser’s Charter Documents will terminate, and effective as of the Closing the Purchaser shall have no obligation whatsoever to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the transactions contemplated by this Agreement, and, following the Closing, no Purchaser stockholder shall be entitled to receive funds from the Trust Fund except to the extent such stockholder votes against the approval of transactions contemplated by this Agreement and elects, contemporaneous with such vote, to have his, her or its shares converted into cash in accordance with the provisions of the Purchaser’s Charter Documents.
     3.26 Governmental Filings. Except as set forth in Schedule 3.26, the Purchaser has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by the Purchaser of its business (as presently conducted) or used or held for use by the Purchaser, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2008, and the Purchaser is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Purchaser.
     3.27 Investment Company Act. The Purchaser is not, and will not be after the Closing, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
     3.28 Representations and Warranties Complete. The representations and warranties of the Purchaser included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.
     3.29 Survival of Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall survive until the Closing.
ARTICLE IV
CONDUCT PRIOR TO THE CLOSING DATE
     4.1 Conduct of Business by the Company and the Purchaser. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and the Purchaser shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the Purchaser, with respect to consents given to actions of the Company, and the Representative, with respect to consents given to actions of the Purchaser, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and the Purchaser shall not do any of the following:
          (a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;
          (b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;
          (c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or the Purchaser, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or the Purchaser license on an exclusive basis or sell any Intellectual Property of the Company, or the Purchaser as applicable;

          (d) Except for periodic tax distributions consistent with the Company’s prior practice, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and the Purchaser, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;
          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;
          (g) Amend its Charter Documents;
          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Purchaser or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;
          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;
          (j) Except for borrowing under the Company’s existing credit facilities in the ordinary course of business, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Purchaser or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;
          (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;
          (l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Purchaser SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which the Purchaser is a party or of which the Purchaser is a beneficiary, as applicable;
          (m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Company Contract or the Purchaser Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;
          (n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;
          (o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 12 month period;
          (p) Settle any litigation to which an Insider is a party or where the consideration given by the Company is other than monetary;
          (q) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;
          (r) Form, establish or acquire any subsidiary except as contemplated by this Agreement;
          (s) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

          (t) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;
          (u) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;
          (v) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice; or
          (w) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Proxy Statement; Special Meeting.
          (a) As soon as is reasonably practicable after receipt by the Purchaser from the Company of all financial and other information relating to the Company as the Purchaser may reasonably request for its preparation, the Purchaser shall prepare and file with the Securities and Exchange Commission (“Commission”) under the Exchange Act proxy materials for the purpose of soliciting proxies from holders of Purchaser Stock to vote in favor of (i) the approval of the transactions contemplated by this Agreement (the “Purchaser Stockholder Approval”), (ii) the change of the name of the Purchaser to a name selected by the Purchaser (the “Name Change Amendment”), (iii) an amendment to remove the preamble and sections A through D, inclusive, of Article Sixth from the Purchaser’s Certificate of Incorporation from and after the Closing and to redesignate section E of Article Sixth as Article Sixth, and (v) the adoption of an Incentive Stock Option Plan or other equity incentive plan (the “Purchaser Plan”) at a meeting of holders of Purchaser Stock to be called and held for such purpose (the “Special Meeting”). Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Purchaser Stock for the matters to be acted upon at the Special Meeting (the “Proxy Statement”). The Company shall use its reasonable efforts to furnish to the Purchaser all information concerning the Company as the Purchaser may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on such proxy materials, including amendments thereto, prior to their filing with the Commission and the Purchaser will not file any documents containing information that the Company has reasonably determined is incorrect or misleading and notified the Purchaser in writing thereof. The Purchaser, with the assistance of the Company, shall promptly respond to any Commission comments on such proxy materials and shall otherwise use reasonable best efforts to cause the definitive Proxy Statement to be approved by the Commission for distribution to the Purchaser’s stockholders as promptly as practicable. The Purchaser shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, the Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Stock to be issued pursuant to this

Agreement to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Stock reside and to take any other such actions that may be necessary to enable the Purchaser Stock to be issued pursuant to this Agreement in each such jurisdiction.
          (b) As soon as practicable following the approval by the Commission of the distribution of the definitive Proxy Statement, the Purchaser shall distribute the Proxy Statement to the holders of Purchaser Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and in no event more than 60 days following approval by the Commission of the Proxy Statement and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the transactions contemplated by this Agreement and the other matters presented for approval or adoption at the Special Meeting.
          (c) The Purchaser shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Purchaser shall ensure that the Proxy Statement does not, as of the date on which the Proxy Statement is first distributed to the stockholders of the Purchaser, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Purchaser shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement is first distributed to the stockholders of the Purchaser or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.
          (d) The Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Stock vote in favor of the approval of the transactions contemplated by this Agreement, and shall otherwise use reasonable best efforts to obtain the Purchaser Stockholder Approval.
          (e) The Company also shall cooperate with the Purchaser and use its reasonable efforts to provide all information reasonably requested by the Purchaser in connection with any application or other filing made to maintain or secure listing for trading or quotation of the Purchaser’s securities on the American Stock Exchange, Nasdaq or the Over-the-Counter Bulletin Board (“OTC BB”) following the Closing.
     5.2 Directors and Officers of the Purchaser and the Company After the Closing. The Parties shall take all necessary actions so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of the Purchaser and the Company, effective immediately after the Closing.
     5.3 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of the Purchaser (in the case of the Company and the Sellers) or the Representative (in the case of the Purchaser), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.
     5.4 Other Actions.
          (a) As promptly as practicable after execution of this Agreement, the Purchaser will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which the Company may review and comment upon prior to filing. Any language included in such Current Report that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.3, be deemed to have been approved by the Company and may henceforth be used by the Purchaser in other filings made by it with the Commission and in other documents distributed by the Purchaser in connection with the transactions contemplated by this Agreement without further review or consent of the Sellers or the Company. Promptly after the execution of this Agreement, the Purchaser and the Company shall also issue a press release announcing the execution of this Agreement (“Signing Press Release”).
          (b) At least five (5) days prior to Closing, the Purchaser shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and such other information that may be required to be disclosed with respect to the transactions contemplated by this Agreement in any report or form to be filed with the Commission (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, the Purchaser and the Company shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, the Purchaser shall file the Closing Form 8-K with the Commission and distribute the Closing Press Release.

          (c) The Company and the Purchaser shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and the Purchaser) and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement. This obligation shall include, on the part of the Purchaser, sending a termination letter to The Bank of New York in substantially the form of Exhibit A attached to the Trust Account Agreement by and between the Purchaser and The Bank of New York dated as of February 26, 2006. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and the Purchaser shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and the Purchaser shall act reasonably and as promptly as practicable.
     5.5 Required Information. In connection with the preparation of the Signing Form 8-K, the Closing Form 8-K, the Signing Press Release and the Closing Press Release, or any other statement, filing, notice or application made by or on behalf of the Purchaser and/or the Company to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, and for such other reasonable purposes, the Company and the Purchaser each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of the Purchaser and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     5.6 Confidentiality; Access to Information.
          (a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known without the breach of this

Section 5.6 by any party; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement.
          (b) Access to Information.
          (i) The Company will afford the Purchaser and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as the Purchaser may reasonably request. No information or knowledge obtained by the Purchaser in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.
          (ii) The Purchaser will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Purchaser during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of the Purchaser, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.
     5.7 No Company Indebtedness. At the Closing, the Company shall have no indebtedness, whether for borrowed money, capital leases, or otherwise, except trade payables and operating leases incurred in the ordinary course of business.
     5.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Purchaser and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the Purchaser or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.
     5.9 Certain Claims. As additional consideration for the payment of the Purchase Price pursuant to this Agreement, each of the Sellers hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Seller’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of the Purchaser set forth in this Agreement or any other documents executed in connection with the transactions contemplated hereby.
     5.10 No Securities Transactions. Neither the Company nor any Seller or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Purchaser prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.
     5.11 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and the Sellers acknowledge that they have read the Purchaser’s final prospectus dated February 15, 2006 and understand that the Purchaser has established the Trust Fund for the benefit of the Purchaser’s public stockholders and that the Purchaser may disburse monies from the Trust Fund only (a) to the Purchaser’s public stockholders in the event they elect to convert their shares into cash in accordance with the Purchaser’s Charter Documents and/or the liquidation of the Purchaser or (b) to the Purchaser in connection with and in furtherance of the consummation of a business combination. The Company and the Sellers further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by February 15, 2008, the Purchaser will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Sellers, for themselves and their subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against the Purchaser to collect from the Trust Fund any monies that may be owed to them by the Purchaser for any reason whatsoever, including but not limited to a breach of this Agreement by the Purchaser or any negotiations, agreements or understandings with the Purchaser (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the Purchaser, the Company and the Sellers.
     5.12 Disclosure of Certain Matters. Each of the Purchaser, the Company and each Seller will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that would be reasonably likely to have a Material Adverse Effect on the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedules and the Purchaser Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to changes expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.
     5.13 Company Actions. The Company shall use its reasonable efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable the Purchaser to fulfill its obligations hereunder. As soon as practicable after the date hereof and prior to the Closing Date, the Sellers and the Company shall use commercially reasonable efforts to obtain the consents, approvals, authorizations and permits listed on Schedule 2.5(b), in each case without the payment of any consideration by the Company or material adverse change to any Company Contract or other right or obligation of the Company. Each such consent, approval, authorization and permit may be conditioned upon the consummation of the transactions contemplated by this Agreement and shall be effective as of the Closing Date.

     5.14 Seller Obligations. The Sellers shall repay to the Company, on or before the Closing, all direct and indirect indebtedness and other obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.
     5.15 Certain Financial Information. Within fifteen (15) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to the Purchaser unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of the Company, prepared in accordance with the U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.
     5.16 Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide the Purchaser and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.15 and (b) cooperate fully with any reviews performed by the Purchaser or its advisors of any such financial statements or information.
     5.17 [Intentionally Omitted.]
     5.18 Purchaser Borrowings. Through the Closing, the Purchaser shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of the Purchaser in due course and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of the Purchaser’s directors, officers or stockholders.
     5.19 Trust Fund Disbursement. The Purchaser shall cause the Trust Fund to be dispersed to the Purchaser immediately upon the Closing with not less than $87,000,000 (less any amounts the Purchaser is required to pay the Sellers under Section 1.4(a)) being made available to the Purchaser and the Company for working capital. All liabilities of the Purchaser due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all the Purchaser tax liabilities and the payment at Closing of professional fees related to the transactions contemplated by this Agreement.
     5.20 Noncompete; Nonsolicit; Nonhire.

          (a) For a period of six years after the Closing Date, none of the Sellers or any of their Affiliates shall, anywhere in the United States of America and Canada, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any Person other than the Purchaser, the Company or their respective Subsidiaries or Affiliates own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged in consolidating and transporting magazines to distributors in the wholesale distribution channel (other than subscription services) and to United States Postal Service regional distribution points and bulk mail centers (the “Clark Services”). The foregoing shall not be deemed to preclude the Sellers (other than the Shareholder/Sellers) or their Affiliates from continuing to conduct the activities set forth in Schedule 5.20 to the extent that such activities are limited to carriage (i) only for the Seller’s or an Affiliate’s own account or (ii) to and from Persons engaged in the retail sale and distribution of magazines that does not involve carriage by, for or to the United States Postal Service regional distribution points and bulk mail centers.
          (b) In addition to, and not in limitation of, the non-competition covenants set forth above in this Section, each Seller agrees that, for a period of six years after the Closing Date, he will not, except in a capacity on behalf of the Purchaser, the Company or any Subsidiary or Affiliate thereof, either for himself or for any other Person, directly or indirectly, (i) solicit, induce or attempt to induce any executive, employee, consultant or contractor of the Purchaser, the Company or any Subsidiary or Affiliate thereof to terminate his employment or his services with the Purchaser, the Company or any Subsidiary or Affiliate thereof or to take employment with another party or (ii) solicit business away from, or attempt to sell, license or provide products or services the same as the Clark Services to any customer of the Purchaser, the Company or their respective Subsidiaries and Affiliates.
          (c) Each Seller acknowledges that (i) the scope and period of restrictions to which the restrictions imposed in this Section applies are fair and reasonable and are reasonably required for the protection of the Purchaser, the Company and their respective Subsidiaries and Affiliates, (ii) this Agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating the Purchaser to enter into this Agreement, to consummate the stock purchase and the other transactions contemplated hereby and to pay the Purchase Price.
          (d) It is the intent of the parties that the provisions of this Section will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, the Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.
          (e) Concurrently with the execution of this Agreement, the Sellers have caused each of their Affiliates listed on Schedule 5.20, except Books-A-Million, Inc. and ProLogix Distribution Services (East), LLC and ProLogix Distribution Services (West), LLC to execute agreements to the foregoing effect, in the form of Exhibit D attached hereto, such agreements to be effective upon the Closing, and in the case of Books-A-Million, Inc., ProLogix Distribution Services (East), LLC and ProLogix Distribution Services (West), the Sellers agree to vote their shares of Books-A-Million, Inc. voting stock and their ProLogix Distribution Services (East), LLC and ProLogix Distribution Services (West), LLC membership interests against any undertaking on the part of each such entity that would violate the provisions of this Section 5.20.
     5.21 Rule 144 Holding Period.
          (a) Each of the Purchaser, the Company and each of the Shareholder/Sellers hereby acknowledges and agrees that the “holding period” under Rule 144 of the Securities Act (“Rule 144”) shall commence on the Closing Date with respect to all of the shares of Purchaser Stock that are issuable pursuant to this Agreement.
          (b) The Purchaser covenants that it will file such reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as required by Rule 144 to the extent required from time to time to enable the Shareholder/Sellers to sell the Purchaser Stock without registration under the Securities Act at the time periods and within the amount limitation of the exemptions provided by Rule 144.
     5.22 Employees; Benefits.
          (a) The Purchaser shall, and shall cause the Company to, ensure that all persons who were employed by the Company immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the “Company Employees”), will remain employed in a comparable position on and immediately after the Closing Date, at not less than the same base rate of pay. The Purchaser shall not, and shall cause the Company to not, at any time prior to one hundred eighty (180) days after the Closing Date, effectuate a “mass layoff” as that term is defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”) or comparable conduct under any applicable state law, affecting in whole or in pay any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of the WARN Act or such applicable state law.
          (b) The Purchaser acknowledges that consummation of the transactions contemplated by this Agreement may constitute a change in control of the Company (to the extent such concept is applicable) for purposes of the Plans. From and after the Closing, the Purchaser and the Company will honor in accordance with the terms all cash bonus plans, employment agreements, consulting agreements, change-of-control agreements, and severance agreements or plans between the Company and any officer, director or employee of the Company in effect prior to the Closing Date and specifically disclosed on Schedule 2.11.
          (c) From and after the Closing Date and through the first anniversary of the Closing Date, the Purchaser and the Company shall provide the Company Employees with benefits (including, without limitation, retirement and welfare benefits) that are substantially comparable, in the aggregate, to the benefits provided under the Plans as in effect immediately prior to the Closing Date.
     5.23 Books and Records. The Purchaser shall, and shall cause the Company to, until the sixth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection and copying by the Sellers or any representative of the Sellers at the expense of the Sellers during the normal business hours of the Company, upon reasonable request and upon reasonable notice.
     5.24 [Intentionally Omitted.]
     5.25 Discontinued Operations. Promptly after the execution of this Agreement, the Company shall use its best efforts to discontinue or dispose of the operations presently performed by Clark Worldwide Transportation, Ltd. as promptly as practicable. If such operations are not fully discontinued or disposed of by the time of the Closing, the Company shall take such reasonable actions as it is directed by the Representative to complete the discontinuance or disposal of such operations. All losses from such operations and expenses incurred by the Company in effecting the discontinuance or disposal of such operations from (“Discontinuance Expenses”), whether before or after the Closing, shall be promptly reimbursed to the Company by the Sellers. To secure the obligations of the Sellers to make the payments to the Company of the Discontinuance Expenses, at the Closing the Sellers shall deposit in escrow with Continental, to be held until one year after the Closing Date, the aggregate amount of $1,000,000 (the “Discontinued Operations Escrow Funds”), allocated among the Sellers as set forth in Schedule 5.25, all in accordance with the terms and conditions of the Escrow Agreement. The Purchaser, upon payment by the Company of any Discontinuance Expenses that are not reimbursed by the Sellers to the Company within three business days after the incurrence by the Company thereof (including Discontinuance Expenses not reimbursed incurred by the Company prior to the Closing), may, by notice to the Escrow Agent with a copy to the Representative, authorize the Escrow Payment to pay the Company the amounts thereof from the Discontinued Operations Escrow Funds.
     5.26 Shareholders’ Agreement. The Shareholders’ Agreement dated January 1, 2005 among certain of the Sellers and the Company shall be terminated prior to the Closing without expense to, or a Material Adverse Effect upon, the Company.
     5.27 Certain Accounting Costs. Purchaser shall reimburse the Company for the accountable fees and expenses of Parente Randolph, LLC incurred by the Company that are related to (i) the preparation of financial statements that are required for inclusion in the Proxy Statement, including adjustments and other changes required with respect to the Company’s financial statements for periods ended prior to December 31, 2006; (ii) review of the Proxy Statement, including any amendments thereto, and (iii) the preparation and review of any other filings made with the Commission in connection with the transactions contemplated by this Agreement.

     5.28 Employment Agreements. Concurrently with the execution of this Agreement, the Company and Timothy Teagan shall have executed an employment agreement in the form of Exhibit E annexed hereto and the Company and John Barry shall have executed an employment agreement in the form of Exhibit F annexed hereto (such employment agreements, collectively, the “Employment Agreements.”)
ARTICLE VI
CONDITIONS TO THE TRANSACTION
     6.1 Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Purchaser Stockholder Approval. The Purchaser Stockholder Approval shall have been obtained by the requisite vote under the laws of the State of Delaware and the Purchaser’s Charter Documents.
          (b) Purchaser Stock. Holders of fewer than twenty percent (20%) of the shares of Purchaser Stock issued in the Purchaser’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with the Purchaser’s Charter Documents.
          (c) Stock Quotation or Listing. The Purchaser Stock at the Closing will be listed for trading on the American Stock Exchange or Nasdaq, if the application for such listing is approved, or quoted on the OTC BB and there will be no action or proceeding pending or threatened against the Purchaser by the NASD to prohibit or terminate the trading of Purchaser Stock or the trading thereof on the American Stock Exchange or Nasdaq or the quotation thereof on the OTC BB.
          (d) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions, substantially on the terms contemplated by this Agreement.
     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company and the Sellers to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Sellers’ Representative:

          (a) Representations and Warranties. Each representation and warranty of the Purchaser contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, with the same force and effect as if made on the Closing Date in all material respects as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of the Purchaser by an authorized officer of the Purchaser (the “Purchaser Closing Certificate”).
          (b) Agreements and Covenants. The Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Purchaser) does not, or will not, constitute a Material Adverse Effect with respect to the Purchaser, and the Purchaser Closing Certificate shall include a provision to such effect.
          (c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Purchaser Stock to be issued by the Purchaser pursuant to this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.
          (d) Consents. The Purchaser shall have obtained all consents, waivers and approvals required to be obtained by the Purchaser in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Purchaser and the Purchaser Closing Certificate shall include a provision to such effect.
          (e) Material Adverse Effect. No Material Adverse Effect with respect to the Purchaser shall have occurred since the date of this Agreement.
          (f) Opinion of Counsel. The Company shall have received from Graubard Miller, the Purchaser’s counsel, an opinion of counsel in such form as is customary for transactions of the nature contemplated by this Agreement.
          (g) Resignations. The persons listed in Schedule 6.2(g) shall have resigned from all of their positions and offices with the Purchaser.

          (h) Trust Fund. The Purchaser shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to the Purchaser immediately upon the Closing and in accordance with Section 5.21.
          (i) Employment Agreements. The Employment Agreements shall be in full force and effect and the executives thereunder shall be ready, willing and able to serve in the capacities provided for therein.
          (j) SEC Reports. Immediately prior to Closing, Purchaser shall be in compliance with all reporting requirements under the Exchange Act.
          (k) Other Deliveries. At or prior to Closing, the Purchaser shall have delivered to the Company (i) copies of resolutions and actions taken by the Purchaser’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.
     6.3 Additional Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchaser:
          (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.12, on and as of the Closing Date, in all material respects, with the same force and effect as if made on the Closing Date. The Purchaser shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).
          (b) Agreements and Covenants. The Company and the Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.
          (c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Purchaser to own, operate or control any of the assets and operations of the Company following the Closing and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.
          (d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.
          (e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.
          (f) Opinion of Counsel. The Purchaser shall have received from Timothy K. Corley, counsel to the Company, an opinion of counsel in such form as is customary for transactions of the nature contemplated by this Agreement.
          (g) “Comfort” Letter. The Purchaser shall have received a “comfort” letter in the customary form from the Company’s independent accountants dated the Closing Date with respect to certain financial statements and other information included in the Proxy Statement.
          (h) Stockholder Obligations. The Sellers shall have repaid to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.
          (i) Resignations. The Persons listed in Schedule 6.3(i) shall have resigned from their positions and offices with the Company.
          (j) Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Stock or other securities of the Company.
          (k) Employment Agreements. The Employment Agreements shall be in full force and effect and the executives thereunder shall be ready, willing and able to serve in the capacities provided for therein.
          (l) Other Deliveries. At or prior to Closing, the Company shall have delivered to the Purchaser: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Purchaser and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification of the Purchaser.
          (a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), the Purchaser, the Company and their respective representatives, successors and permitted assigns (the “Purchaser Indemnitees”) shall be indemnified, defended and held harmless by the Sellers, but, except as otherwise provided for herein, only to the extent of the Indemnity Escrow Funds, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Purchaser Indemnitee by reason of, arising out of or resulting from:
          (i) the inaccuracy or breach of any representation or warranty of the Sellers or the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Sellers or the Company to the Purchaser pursuant to this Agreement with respect hereto or thereto in connection with the Closing;
          (ii) the non-fulfillment or breach of any covenant or agreement of the Sellers or the Company contained in this Agreement;
          (iii) [intentionally omitted];
          (iv) costs in excess of $120,000 incurred by the Company in payment of, or reasonably reserved by the Company for the payment of, workers’ compensation claims arising out of events occurring prior to the Closing Date.
          (b) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a Purchaser Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.
     7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against the Purchaser by a Person other than the Sellers or the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

          (a) Notice of Claim. The Purchaser will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.
          (b) Defense. The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to the Purchaser, to assume the entire control of, subject to the right of the Purchaser to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Purchaser to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:
          (i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep the Purchaser reasonably informed of the status of such defense; provided, however, that the Purchaser shall have the right to approve any settlement that requires any relief other than the payment of money in amounts not exceeding the amount of Indemnity Escrow Funds that are not reserved for the payment of unresolved Claims, which approval shall not be unreasonably delayed, withheld or conditioned; and
          (ii) the Purchaser shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Purchaser shall make available to the Representative all pertinent information and documents under its control.
          (c) Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against the Purchaser; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Purchaser other than as a result of money damages or other money payments.
          (d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Purchaser against the Sellers and shall not affect the Sellers’ duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce Sellers’ liability or caused or increased such liability or otherwise caused the damages for which the Sellers obligated to be greater than such damages would have been had the Purchaser given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, the Purchaser shall not settle such action. The Purchaser shall make available to the Representative all relevant records and other relevant materials required by Representative’s possession or under the control of the Purchaser, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.
          (e) Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, the Purchaser will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.
          (f) Purchaser’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Representative shall not, without the written consent of the Purchaser, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser of a full and unconditional release from all liability and obligation in respect of such action without any payment by the Purchaser.
          (g) Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.
     7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, the Purchaser shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Purchaser shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Purchaser for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative. If the Purchaser has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

     7.4 Limitations on Indemnification.
          (a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Sellers or the Company to the Purchaser in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) and the obligation of the Sellers to indemnify the Purchaser Indemnitees pursuant to Section 7.1(a)(iv) shall survive the Closing until the expiration of the Indemnity Escrow Period. Notwithstanding the foregoing, the representations, warranties and covenants of the Sellers and the Company in each of Section 1.10 (Certain Seller Matters), Section 2.1(a) (Organization), Section 2.2(b) (Subsidiaries), Section 2.3 (Capitalization) and Section 2.4 (Authority Relative to this Agreement) shall survive without limitation as to time and the representations, warranties and covenants of the Sellers in each of Sections 2.14 (Title to Property) and 2.15 (Taxes) shall survive the Closing until the sixtieth day following the expiration of the applicable statute of limitations. The obligation of the Sellers to indemnify the Purchaser Indemnitees pursuant to Section 7.1(a)(iv) shall be in lieu of any other obligation of the Sellers to indemnify the Purchaser Indemnitees with respect to any representation or warranty of the Sellers and the Company relating to workers’ compensation claims.
          (b) No claim for indemnification under this Article VII shall be brought after the end of the relevant period specified in Section 7.4(a). Any claim made by a Purchaser Indemnitee that is required to be made and is made prior to the expiration of the Indemnity Escrow Period shall be preserved despite the subsequent expiration of the Indemnity Escrow Period and any such claim set forth in a Notice of Claim sent prior to the expiration of the Indemnity Escrow Period shall survive until final resolution thereof.
          (c) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $375,000 (the “Deductible”), and then only to the extent such claims exceed the Deductible. Notwithstanding the foregoing, Losses resulting with respect to the representations, warranties and covenants referred to in the next-to-last sentence of Section 7.4(a) (“Surviving Matters”) and payments required to be made pursuant to Section 7.1(a)(iv) shall not be included in the calculation of the Deductible and a Purchaser Indemnitee shall be entitled to indemnification with respect to such Losses and payments as though there were no Deductible.
          (d) Aggregate Amount Limitation. Except with respect to Losses arising from the Surviving Matters, the aggregate liability of the Sellers for Losses pursuant to Section 7.1 shall not in any event exceed the Indemnity Escrow Funds and the Purchaser shall have no claim against the Sellers other than for the Indemnity Escrow Funds. With respect to Losses arising from the Surviving Matters, the aggregate liability of the Sellers pursuant to Section 7.1 shall not in any event exceed the Purchase Price.
     7.5 Exclusive Remedy. The Purchaser, on behalf of itself and all other the Purchaser Indemnitees, hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit the Purchaser’s or the Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.
     7.6 Adjustment to Purchase Price. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the Purchase Price, except as otherwise required by a Legal Requirement.
     7.7 Representative Capacities; Application of Indemnity Escrow Funds. The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Sellers in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify the Purchaser under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to the Purchaser as a result of such indemnification obligations shall be made solely from, and to the extent of, the Indemnity Escrow Funds. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by the Purchaser, which may make a claim for reimbursement thereof against the Indemnity Escrow Funds upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Indemnity Escrow Funds to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Indemnity Escrow Funds until final resolution of all claims for indemnification or disputes relating thereto.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written agreement of the Purchaser and the Representative at any time;
          (b) by either the Purchaser or the Representative if the transactions contemplated by this Agreement shall not have been consummated by September 30, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of such consummation to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by either the Purchaser or the Representative if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;
          (d) by the Representative, upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by the Purchaser is curable by the Purchaser prior to the Closing Date, then the Representative may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Representative to the Purchaser of such breach, provided the Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Representative may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by the Purchaser is cured during such thirty (30)-day period);
          (e) by the Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Sellers set forth in this Agreement, or if any representation or warranty of the Sellers or the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Sellers or the Company prior to the Closing Date, then the Purchaser may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from the Purchaser to the Representative of such breach, provided the Sellers and the Company continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Sellers or the Company is cured during such thirty (30)-day period);
          (f) by either the Purchaser or the Representative, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Purchaser Stock required under the Purchaser’s certificate of incorporation, or the holders of 20% or more of the number of shares of Purchaser Stock issued in the Purchaser’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Purchaser Stock held by them into cash in accordance with the Purchaser’s certificate of incorporation; or
          (g) by the Representative if (i) the Board of Directors of the Purchaser fails to include a recommendation that the Purchaser stockholders approve the transactions contemplated by this Agreement in the Proxy Statement or (ii) the Board of Directors of the Purchaser withdraws or modifies, in any manner materially adverse to the Company and the Sellers, the Purchaser’s Board of Directors recommendation that the Purchaser stockholders approve the transactions contemplated by this Agreement.

     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the transactions contemplated by this Agreement shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.11, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Closing to occur on or before the date stated therein.
     8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.
ARTICLE IX
DEFINED TERMS
     Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“10-Day Period”	Section 1.9(c)
“15-Day Period”	Section 1.8(c)
“20-Day Period”	Section 1.9(b)
“30-Day Period”	Section 1.8(b)
“AAA”	Section 10.12
“Affiliate”	Section 10.2(g)
“Agreement”	Heading
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Auditor Determination”	Section 1.8(e)
“Auditor Working Capital Determination”	Section 1.9(c)
“Average Working Capital ”	Section 1.9(a)
“Blue Sky Laws”	Section 1.12(b)
“Business Day”	Section 10.2(f)
“Calculation Date Working Capital”	Section 1.8(a)
“Charter Documents”	Section 2.1(a)
“Clark Services”	Section 5.20(a)
“Closing”	Section 1.5
“Closing Balance Sheet”	Section 1.8(b)
“Closing Date”	Section 1.5
“Closing Form 8-K	Section 5.4(b)

“Closing Press Release”	Section 5.4(b)
“Closing Working Capital”	Section 1.8(b)
“Code”	Section 2.15(b)
“Commission”	Section 3.7(a)
“Company”	Heading
“Company Closing Certificate”	Section 6.3(a)
“Company Contracts”	Section 2.19(a)
“Company Intellectual Property”	Section 2.18
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18
“Company Schedule”	Article II Preamble
“Company Stock”	Section 2.3(a)
“Continental”	Section 1.7
“Copyrights”	Section 2.18
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.4(c)
“DGCL”	Section 2.4
“Disclosure Schedules”	Section 5.12
“Discontinuance Expenses”	Section 5.25
“Discontinued Operations Escrow Funds”	Section 5.25
“Dispute Notice”	Section 1.8(e)
“Disputed Matters”	Section 1.8(e)
“Effective Time”	Section 1.2
“Employment Agreements”	Section 5.28
“Environmental Law”	Section 2.16(b)
“Escrow Agreement”	Section 1.9
“Exchange Act”	Section 1.12(b)
“Governmental Action/Filing”	Section 2.21(c)
“Governmental Entity”	Section 1.12(c)
“Hazardous Substance”	Section 2.16(c)
“Indemnity Escrow Funds”	Section 1.11
“Indemnity Escrow Period”	Section 1.11
“Independent Auditor”	Section 1.8(e)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“knowledge”	Section 10.2(d)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“Measurement Period”	Section 1.9(a)
“Name Change Amendment”	Section 5.1(a)
“NASD”	Section 3.23
“Notice of Claim”	Section 7.2(a)

“OTC BB”	Section 5.1(e)
“Patents”	Section 2.18
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plan/Plans”	Section 2.11(a)
“Proxy Statement”	Section 5.1(a)
“Purchase Price”	Section 1.2
“Purchaser”	Heading
“Purchaser Closing Certificate”	Section 6.2(a)
“Purchaser Stock”	Section 1.5(a)
“Purchaser Contracts”	Section 3.19(a)
“Purchaser Convertible Securities”	Section 3.3(b)
“Purchaser Indemnitees”	Section 7.1(a)
“Purchaser Plan”	Section 5.1(a)
“Purchaser Preferred Stock”	Section 3.3(a)
“Purchaser SEC Reports”	Section 3.7(a)
“Purchaser Schedule”	Article III Preamble
“Purchaser Stock”	Section 1.2
“Purchaser Stock Options”	Section 3.3(b)
“Purchaser Stockholder Approval”	Section 5.1(a)
“Purchaser Warrants”	Section 3.3(b)
“Registered Intellectual Property”	Section 2.18
“Representative”	Section 1.15
“Returns”	Section 2.15(c)(i)
“Rule 144”	Section 5.21(a)
“Securities Act”	Section 1.12(a)
“Signing Form 8-K”	Section 5.4(a)
“Signing Press Release”	Section 5.4(a)
“Special Meeting”	Section 5.1(a)
“Seller/Sellers”	Heading
“Shareholder/Seller”	Heading
“Subsidiary/Subsidiaries”	Section 2.2(a)
“Surviving Matters”	Section 7.4(c)
“Tax/Taxes”	Section 2.15(a)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Trust Fund”	Section 3.25(a)
“Unaudited Financial Statements”	Section 2.7(b)
“U.S. GAAP”	Section 2.7(a)
“WARN Act”	Section 5.22(a)
“Working Capital Deficit”	Section 1.8(c)
“Working Capital Dispute Notice”	Section 1.9(c)
“Working Capital Disputed Matters”	Section 1.9(c)
“Working Capital Escrow Funds”	Section 1.9(a)

ARTICLE X
GENERAL PROVISIONS
     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service providing proof of delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     if to the Purchaser, to:
Global Logistics Acquisition Corporation
330 Madison Avenue, 6th Floor
New York, New York 10017
Telephone: 646-495-5155
Telecopier: 646-495-5164
     with a copy to:
David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8661
Telecopier: 212-818-8881
     if to the Company or the Sellers, to:
c/o Charles C. Anderson, Jr.
6016 Brookvale Lane, Suite 151
Knoxville, TN 37919
Telephone:
Telecopier:
     with a copy to:
Timothy K. Corley, Esq.
Timothy K. Corley, P.C.
2815 Darby Drive
Post Office Box 1168
Florence, AL 35630
Telephone: 256-760-0048
Telecopier: 256-760-0083
     10.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:
          (a) “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, or (ii) changes in general national or regional economic conditions;
          (b) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or the Purchaser Contracts;
          (c) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;
          (d) “knowledge” means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation. Knowledge of the Company means actual knowledge of Joel R. Anderson, Charles C. Anderson, Jr., Jay Maier, David Gillis, John Barry or Timothy R. Teagan or any of them;
          (e) “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);
          (f) “Business Day” means a day, other than a Saturday or Sunday, on which banks are open for the transaction of business in New York City.

          (g) “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and
          (h) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.
     10.3 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
     10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between the Purchaser and the Company dated April 10, 2007 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).
     10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.
     10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that the Purchaser may assign its rights hereunder to a wholly-owned subsidiary formed for such purpose; provided that no such assignment by the Purchaser shall relieve the Purchaser of its obligations and liabilities hereunder. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.
     10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
     10.12 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in Wilmington, Delaware. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Wilmington, Delaware. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.
[The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GLOBAL LOGISTICS ACQUISITION CORPORATION

By:	/s/ Gregory E. Burns

President and CEO

THE CLARK GROUP, INC.

By:	/s/ Charles C. Anderson, Jr.

Name and Title

SELLERS:

/s/ Joel R. Anderson

JOEL R. ANDERSON

/s/ Charles C. Anderson, Jr.

CHARLES C. ANDERSON, JR.

DELAWARE ESBT FOR CHARLES C. ANDERSON, JR.

By:	/s/ John Jornlin

Trustee*

/s/ Terry C. Anderson

TERRY C. ANDERSON

/s/ Clyde B. Anderson

CLYDE B. ANDERSON

/s/ Harold M. Anderson

HAROLD M. ANDERSON
[Sellers’ signatures continued on next page.]

/s/ Charles C. Anderson III

CHARLES C. ANDERSON III

/s/ Frank Stockard

FRANK STOCKARD

/s/ Bill Lardie

BILL LARDIE

/s/ Jay Maier

JAY MAIER

DELAWARE ESBT FOR JAY MAIER

By:	/s/ Bonnie G. Maier

Trustee*

/s/ David Gillis

DAVID GILLIS

/s/ John Barry

JOHN BARRY

/s/ Timothy Teagan

TIMOTHY TEAGAN

*	Each Trustee is a signatory hereto solely in his or her capacity as a trustee and shall have no personal liability or obligation hereunder.

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	-	Working Capital Methodology

Exhibit B	-	Average Working Capital Methodology

Exhibit C	-	Form of Escrow Agreement

Exhibit D	-	Form of Seller Affiliate Agreement

Exhibit E	-	Form of Employment Agreement for Timothy Teagan

Exhibit F	-	Form of Employment Agreement for John Barry

Schedules

Schedule 1.3	-	Allocation of Purchase Price among Sellers
Schedule 1.9	-	Working Capital Escrow Funds
Schedule 1.11	-	Indemnity Escrow Funds
Schedule 2	-	Company Schedule
Schedule 3	-	Purchaser Schedule
Schedule 5.2	-	Directors and Officers of the Purchaser and the Company
Schedule 5.20	-	Permitted Affiliate Activities
Schedule 5.25	-	Discontinued Operations Escrow Funds
Schedule 6.2(h)	-	Purchaser Resignations
Schedule 6.3(l)	-	Company Resignations

SCHEDULE 1.3
ALLOCATION OF PURCHASE PRICE
(Information Furnished Separately)
SCHEDULE 1.9
WORKING CAPITAL ESCROW FUNDS
(Information Furnished Separately)
SCHEDULE 1.11
INDEMNITY ESCROW FUNDS
(Information Furnished Separately)

SCHEDULE 2
COMPANY SCHEDULE
(Information Furnished Separately)

Schedule 2.1 -	Organization and Qualification

Schedule 2.2 -	Subsidiaries

Schedule 2.3 -	Capitalization

Schedule 2.5 -	No Conflict; Required Filings and Consents

Schedule 2.7 -	Financial Statements

Schedule 2.8 -	No Undisclosed Liabilities

Schedule 2.9 -	Absence of Certain Changes or Events

Schedule 2.10 -	Litigation

Schedule 2.11 -	Employee Benefit Plans

Schedule 2.13 -	Restrictions on Business Activities

Schedule 2.14 -	Title to Property

Schedule 2.15 -	Taxes

Schedule 2.16 -	Environmental Matters

Schedule 2.17 -	Brokers; Third Party Expenses

Schedule 2.18 -	Intellectual Property

Schedule 2.19 -	Agreements, Contacts and Commitments

Schedule 2.20 -	Insurance

Schedule 2.21 -	Governmental Actions/Filings

SCHEDULE 3
PURCHASER SCHEDULE
(Information Furnished Separately)

Schedule 3.3 -	Capitalization

Schedule 3.7	SEC Filings; Financial Statements

Schedule 3.14 -	Title to Property

Schedule 3.15 -	Taxes

Schedule 3.17 -	Brokers

Schedule 3.19 -	Agreements, Contracts and Commitments

Schedule 3.26 -	Governmental Filings

SCHEDULE 5.2
DIRECTORS AND OFFICERS OF PURCHASER AND THE COMPANY
PURCHASER OFFICERS AND DIRECTORS
Directors
James J. Martell – Chairman
Gregory E. Burns
Donald G. McInnes
Edward W. Cook
Maurice Levy
David Gillis
Timothy Teagan
Officers
[To be determined prior to Closing]
COMPANY AND SUBSIDIARY OFFICERS AND DIRECTORS
Directors
[To be determined prior to Closing]
Officers
[To be determined prior to Closing]

SCHEDULE 5.25
DISCONTINUED OPERATIONS ESCROW FUNDS
(Information Furnished Separately)
SCHEDULE 6.2(g)
PURCHASER RESIGNATIONS
[To be determined prior to Closing]
All of the above resignations will be effective as of the Closing Date.
SCHEDULE 6.3(i)
COMPANY RESIGNATIONS
All Company directors and such officers as shall be designated by the Purchaser
All of the above resignations will be effective as of the Closing Date.